August 15, 2023
Michael J. Sherin III
c/o AMC Networks Inc.
11 Penn Plaza
New York, New York 10001
Re:    Employment
Dear Mike:
I am pleased to forward this letter agreement (the “Agreement”) setting forth the terms of your employment with AMC Networks Inc. which, together with its subsidiaries, and affiliates, is referred to herein as the “Company.”
Upon execution by you and the Company, this Agreement will be effective as of your first day of employment (the “Effective Date”), which is currently anticipated to be August 17, 2023. The term of this Agreement shall commence as of the Effective Date and shall automatically expire on the three-year anniversary of the Effective Date (the “Expiration Date”).
As of the Effective Date, you will be employed in the position of Executive Vice President and Chief Accounting Officer. You agree to devote substantially all of your business time and attention to the business and affairs of the Company and shall perform your duties in a diligent, competent and skillful manner and in accordance with applicable law. By signing this Agreement, you represent and warrant that you are aware of no obligations, contractual or otherwise, relating to a prior employer or any other entity for which you rendered services or with which you are or were affiliated which would prevent or prohibit you from accepting or commencing employment with the Company and/or performing fully your job responsibilities now or in the future.
Beginning on the Effective Date, your annual base salary will be not less than $408,000, subject to annual review and potential increase by the Compensation Committee of the Board of Directors of AMC Networks Inc. (the “Compensation Committee”), in its discretion.
You will also be eligible to participate in our discretionary annual incentive bonus program (“AIP”). Beginning on the Effective Date, your annual target bonus opportunity will be equal to forty percent (40%) of salary. Bonus payments are based on actual salary dollars paid during the year and depend on a number of factors including Company, unit and individual performance. Notwithstanding the foregoing, for the fiscal year ending December 31, 2023, your target bonus opportunity will be $163,200 and will not be pro-rated, provided, however, if, prior to the one-year anniversary of the Effective Date, your employment is terminated by the Company for “Cause”, as defined below, or you voluntarily resign your employment, you agree: i) that you will not be entitled to receive an AIP bonus for 2023; and ii) if you have already received an AIP bonus for the 2023 fiscal year, you will repay the gross amount of any AIP bonus you previously received with respect to the 2023 fiscal year. The decision of whether or not to pay a bonus, and the amount of that bonus, if any, will be made by the Compensation Committee in its discretion. Except as otherwise provided herein, in order to receive a bonus, you must be employed by the Company at the time bonuses are being paid. Subject to the terms of this Agreement, any bonus shall be earned, only if and when actually paid to, and received by, you.
You will also be eligible, subject to your continued employment by the Company and actual grant by the Compensation Committee in its discretion, to participate in such long-term equity and other incentive programs as are made available in the future to similarly situated executives at the Company. Beginning with awards granted in 2024, it is expected that such awards will consist of annual grants of cash and/or equity awards with an annual target value of not less than $340,000, as determined by the Compensation Committee. For calendar year 2023, you will be recommended to the Compensation Committee, in or about October 2023, for one-time grants of long-term incentive awards, which grants will be comprised of: 1) a one-time award of 13,885 restricted stock units; and 2) a one-time cash performance award with a target value of $377,000. Any such awards would be subject to actual grant to you by the Compensation Committee in its discretion pursuant to the applicable plan documents and would be subject to terms and conditions established by the Compensation Committee in its discretion that would be detailed in separate agreements you would receive after any award is actually made; provided, however, that such terms and conditions shall be consistent with the terms and conditions of the grant agreements received by similarly situated executives; provided, further, that for the purposes of this provision, the Company’s Chief Executive Officer shall not be deemed a “similarly situated executive.”
You will also be eligible for our standard benefits program at the levels that are made available to similarly situated executives at the Company. Participation in our benefits program is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. We currently offer medical, dental, vision, life, and accidental death and dismemberment insurance; short and long-term disability insurance; a savings and retirement program, and paid holidays. You will be entitled to four (4) weeks’ vacation per year, to be accrued and used in accordance with Company policy. You will also be entitled to reimbursement of business expenses upon submission of appropriate documentation in accordance with Company policy.
If, prior to the Expiration Date, your employment is involuntarily terminated by the Company for reasons other than “Cause,” then subject to your execution and the effectiveness of a severance agreement (the “Severance Agreement”) to the Company’s satisfaction (to include, without limitation, non-compete (limited to one year), non-disparagement, non-solicitation, confidentiality and further cooperation obligations/restrictions on you as well as a general release by you of the Company and its affiliates), you will be paid no less than an amount (the “Severance Amount”) equal to:
1) One and one-half (1.5) times the sum of your annual base salary and annual target bonus opportunity each as in effect on the effective date of your termination (the “Termination Date”). Sixty percent (60%) of the payment provided for in this paragraph (the “First Payment”) will be payable to you on the six-month anniversary of the Termination Date and the remaining forty percent (40%) will be payable to you on the twelve-month anniversary of the Termination Date; provided that the maximum portion of the First Payment that is exempt from

Section 409A (as defined below) will be payable to you on or before the seventy-fifth (75) day following the date your employment so terminates; plus

2) A prorated annual bonus based on the amount of your then current annual base salary actually earned by you during the fiscal year through the Termination Date, provided, that such bonus, if any, will be payable to you if and when such bonuses are generally paid to similarly situated employees and will be based on your then current annual target bonus as well as Company and your business unit performance as determined by the Company in its discretion, but without adjustment for your individual performance; and

3) If, as of the Termination Date, bonuses had not yet generally been paid to similarly situated employees with respect to the prior fiscal year, a bonus based on the amount of your base salary actually paid to you during such prior fiscal year, provided, that such bonus, if any, will be payable to you if and when such bonuses are generally paid to similarly situated employees and will be based on your annual target bonus that was in effect with respect to such prior fiscal year as well as Company and your business unit performance as determined by the Company, but without adjustment for your individual performance.

If you die after a termination of your employment that is subject to the above, your estate or beneficiaries will be provided any remaining benefits and rights under the above Sections (1) through (3).
In connection with any termination of your employment, your then outstanding long-term incentive awards shall be treated in accordance with their terms and, other than as provided in this Agreement, you shall not be eligible for severance benefits under any other plan, program or policy of the Company. Nothing in this Agreement is intended to limit any more favorable rights that you may be entitled to under your long-term incentive award agreements, including, without limitation, your rights in the event of a termination of your employment, a “Going Private Transaction” or a “Change of Control” (as those terms are defined in the applicable award agreement).
For purposes of this Agreement, “Cause” means, as determined by the Company, your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.
Effective immediately, you and the Company agree to be bound by the additional covenants and provisions applicable to each that are set forth in the Annex attached hereto, which Annex shall be deemed to be a part of this Agreement.
This Agreement does not constitute a guarantee of employment for any definite period or on any specific terms. Your employment is at will and may be terminated by you or the Company at any time, with or without notice or reason. The Company may withhold from any payment due to you any taxes that are required to be withheld under any law, rule or regulation. You acknowledge that any compensation earned, paid, awarded or provided to you will be subject to any clawback as may be required to be made pursuant to applicable law, government regulation or stock exchange listing requirement or any clawback policy adopted by the Company or its affiliates.

If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended (the “Code”), the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds (as reasonably determined by the Company). In the event that any such payment or benefits payable to you hereunder would be reduced because of the imposition of such excise tax, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you (i.e., later payments will be reduced first) until the reduction specified is achieved.
It is intended that this Agreement will comply with Section 409A of the Code (together with the applicable regulations thereunder, “Section 409A”) and to the extent the Agreement is subject thereto, the Agreement shall be interpreted on a basis consistent with such intent. If and to the extent that any payment or benefit under this Agreement, or any plan, award or arrangement of the Company or its affiliates, constitutes “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death) as set forth herein. Any amount not paid or benefit not provided in respect of the six-month period specified in the preceding sentence will be paid to you in the manner set forth in this Agreement. Any such payment or benefit shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments.
This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
The Company hereby agrees that it shall indemnify and hold you harmless to the fullest extent provided in Article VIII of the Company’s By-Laws and on terms no less favorable as those applicable to other similarly situated executives of the Company. To the extent that the Company maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein. The provisions of this Paragraph shall survive the expiration or termination of your employment and/or this Agreement as well as your execution of the Severance Agreement as provided for herein.
    To the extent permitted by law, you hereby waive any and all rights to the jury trial with respect to any matter relating to this Agreement.
    This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.
    You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this

Agreement, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
    This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render the same legal, valid and enforceable, and the other remaining provisions of this Agreement shall not be affected but shall remain in full force and effect. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company.
    This Agreement sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.
This Agreement will automatically terminate, and be of no further force or effect, on the earlier of (a) August 17, 2023, if it is not acknowledged by you below prior to such date, or (b) the Expiration Date (except as to any right that accrued prior to such date to receive the Severance Amount subject to the execution and effectiveness of the Severance Agreement); provided, however, that the confidentiality obligations set forth herein and the covenants and agreements set forth in the Annex shall survive any termination or expiration of this Agreement, and any termination of your employment with the Company, in accordance with their respective terms.
We look forward to your execution of this Agreement.
Sincerely,
/s/ Patrick O'Connell
                        Patrick O’Connell
Executive Vice President and Chief Financial Officer
AMC Networks Inc.
ACCEPTED AND AGREED TO:

/s/ Michael J. Sherin III

Michael J. Sherin III

August 15, 2023
Date

ANNEX

This Annex constitutes part of the Agreement, dated August 15, 2023, by and between Michael J. Sherin III (“You”) and the Company. Terms defined in the Agreement shall have the same meanings in this Annex.

You agree to comply with the following covenants in addition to those set forth in the Agreement.

1.    Confidentiality
(a)    Agreement. You agree to keep the existence and terms of this Agreement confidential (unless it is made public by the Company) provided that (1) you are authorized to make any disclosure required of you by any federal, state or local laws or judicial proceedings, after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), and (2) you are authorized to disclose this Agreement and its terms to your legal, financial and tax advisors or to members of your immediate family so long as such advisors and family members agree to maintain the confidentiality of the Agreement.
(b)    Confidential and Proprietary Information. You agree to retain in strict confidence and not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party, or otherwise use any Confidential Information, other than for legitimate business purposes of the Company and its affiliates. As used herein, “Confidential Information” means any non-public information of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or any of its affiliates or any director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to: (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) subscriber, customer, guest, fan vendor or shareholder lists or data; (iv) technical or strategic information regarding the Covered Parties’ cable, data, telephone, programming, advertising, sports, entertainment, film production, theatrical, motion picture exhibition or other businesses; (v) advertising, business, programming, sales or marketing tactics and strategies; (vi) policies, practices, procedures or techniques; (vii) trade secrets or other intellectual property; (viii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (ix) terms of agreements with third parties and third party trade secrets; (x) information regarding employees, officers, directors, players, coaches, agents, talent, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; and (xi) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.
(c)    Exception for Disclosure Pursuant to Law. Notwithstanding anything contained elsewhere in this Agreement, you are authorized to make any disclosure required of you by any federal, state or local laws or judicial, arbitral or governmental agency proceedings, including, but not limited to, providing truthful testimony concerning the Company or its affiliates as required by court order or other legal process; after providing the Company with prior written notice and an opportunity to respond prior to such disclosure. In addition, this Agreement in no way restricts or prevents you from providing truthful testimony concerning the Company to judicial, administrative, regulatory or other governmental authorities.

    By signing this Agreement, you acknowledge that you have been advised that pursuant to the federal Defend Trade Secrets Act of 2016, you may not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret: (i) in confidence, to a federal, state, or local government official, or to your attorneys, for the purpose of reporting or investigating a suspected violation of the law; or (ii) in a complaint or other court document filed in connection with a lawsuit or court proceeding, provided that said filing is made under seal. In addition, you acknowledge that you have been advised that if you file an action for retaliation against the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorneys and use the trade secret in connection with the court proceeding provided that you: (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order.

2.    Non-Compete

You acknowledge that due to your executive position in the Company and your knowledge of Confidential Information, your employment by or affiliation with certain businesses would be detrimental to the Company or any of its direct or indirect subsidiaries. You agree that, without the prior written consent of the Company, you will not represent, become employed by, consult to, advise in any manner or have any material interest, directly or indirectly, in any Competitive Entity (as defined below). A “Competitive Entity” shall mean (1) any person, entity or business that (i) competes with any of the Company’s or any of its affiliates’ programming, distribution or other existing businesses, internationally, nationally or regionally; or (ii) directly competes with any other business of the Company or one of its subsidiaries that produced greater than 10% of the Company’s revenues in the calendar year immediately preceding the year in which the determination is made. Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not, by itself, be a violation of this paragraph. This agreement not to compete will expire on the first anniversary of the date on which your employment with the Company has terminated if such termination occurs prior to the Expiration Date.
3.    Additional Understandings

You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company, any of its affiliates or any of their respective incumbent or former officers, directors, agents, consultants, employees, successors and assigns.

In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics, programming ideas and other technical, business, financial, advertising, sales, marketing, customer, programming or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.

4.    Further Cooperation
Following the date of termination of your employment with the Company, you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to such employment termination, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance or participation could be beneficial to the Company or its affiliates. This cooperation includes, without limitation, participation on behalf of the Company and/or its affiliates in any litigation, administrative or similar proceeding, including providing truthful testimony.
The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of any such expense before it is incurred.

5.     No Hire or Solicit
Throughout your employment and until one year after the termination of your employment, you agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any employee of the Company or any of its affiliates. This restriction does not apply to any employee who was discharged by the Company or any of its affiliates. In addition, this restriction will not prevent you from providing references.

6.    Acknowledgments

You acknowledge that the restrictions contained in this Annex, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach any of the provisions of this Annex, and therefore agree that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of any of the provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex, or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. Notwithstanding anything to the contrary contained in this Agreement, in the event you violate the covenants and agreements set forth in this Annex, then, in addition to all other rights and remedies available to the Company, the Company shall have no further obligation to pay you any severance benefits or to provide you with any other rights or benefits to which you would have been entitled pursuant to this Agreement had you not breached the covenants and agreements set forth in this Annex.

7.    Survival
The covenants and agreements set forth in this Annex shall survive any termination or expiration of this Agreement and any termination of your employment with the Company, in accordance with their respective terms.